FOR IMMEDIATE RELEASE

NIVS IntelliMedia Technology Group, Inc. Receives Additional Amex Delisting Notices

HUIZHOU, China, May 19, 2011 /PRNewswire-Asia-FirstCall/ -- NIVS IntelliMedia Technology Group, Inc. ("NIVS" or the "Company") (NYSE Amex: NIV), a comprehensive consumer electronics company that designs, manufactures, and sells intelligent audio and visual products and mobile phones, today announced that: on May 16, 2011, the Company received a notification from the NYSE Amex LLC (the “Exchange”) advising the Company of the determination of the staff of NYSE Regulation, Inc. (the “Staff”) that the Company is also subject to delisting pursuant to Section 132(e) of the Company Guide; and on May 17, 2011, the Company received an additional notification from the Exchange advising the Company of the Staff’s determination that the Company has failed to comply with certain additional continued listing standards of the Exchange pursuant to Sections 134 and 1101 of the Company Guide.

On April 5, 2011, NIVS received notification (the “Initial Notification”) from the Exchange of its intention to delist the common stock of the Company from the Exchange, pursuant to Section 1009(a) of the NYSE Amex LLC Company Guide (the "Company Guide").  For details regarding the Initial Notification, see the Company’s current report on Form 8-K filed with the SEC on April 11, 2011. The Company appealed the Staff’s determination and provided a written submission to the Exchange in support of its appeal on May 6, 2011 (the “Initial Submission”), and a supplemental written submission on May 10, 2011.

In the view of the Staff, the Company is additionally subject to delisting pursuant to Section 132(e) of the Company Guide because the Company made a material misrepresentation in its submission to the Listing Qualifications Panel.  Specifically, in the Initial Submission, the Company stated that it had been contacted by the SEC Division of Enforcement and had received a subpoena for documents in relation to an SEC investigation of three other companies, however, in the Initial Submission, the Company did not state that it was itself under investigation by the SEC.  It has come to the Staff’s attention that the representatives of the Company had been specifically informed prior to the date of the Initial Submission that the Company was itself a subject of the SEC’s investigation, and that notwithstanding such notification, the Initial Submission failed to disclose that the Company was itself under investigation by the SEC.  After the discrepancy was brought to the attention of the Company’s representatives, it submitted the Supplemental Submission, in which it confirmed that the Company is under investigation by the SEC.

The Staff has also determined that the Company has failed to comply with certain of the continued listing standards set forth in Sections 134 and 1101 of the Company Guide because the Company has yet to file its Form 10-Q for the period ended March 31, 2011.  In the view of the Staff, due to the fact that the Company’s auditor withdrew its most recent audit opinion, it is expected that a new independent auditor will need to complete a full audit of the Company’s financial statements. As a result of this, there is no timetable as to when or if the Company will be able to complete the filing of its Form 10-K for the year ended December 31, 2010 or Form 10-Q for the period ended March 31, 2011.

For details regarding the notices, see the Company’s current report on Form 8-K filed with the SEC on or about May 19, 2011.

The Company intends to address the additional determinations of the Staff, along with the prior determinations contained in the Initial Notification, at a hearing before an Amex Listing Qualifications Panel scheduled for June 2, 2011.  There can be no assurance that the Company’s request for continued listing will be granted.

SEC Investigation

The Company has received formal notification from the staff of the SEC that it has initiated a formal, nonpublic investigation into whether the Company and four other listed companies had made material misstatements or omissions concerning its financial statements, including cash accounts and accounts receivable.  The SEC has served the Company with a subpoena, dated March 24, 2011, for documents relating to the matters under review by the SEC.  It is not possible at this time to predict the outcome of the SEC investigation, including whether or when any further proceedings might be initiated, when these matters may be resolved or what, if any, penalties or other remedies may be imposed. The Company is committed to cooperating with the SEC.

Auditor Resignation

On May 14, 2011, BDO China Li Xin Da Hua CPAs (“BDO”) resigned as the Company’s independent auditor, effective immediately. For details regarding BDO’s resignation, see the Company’s current report on Form 8-K to be filed on or about May 19, 2011.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group, Inc., (NYSE Amex: NIV) is an integrated consumer electronics company that designs, manufactures, markets, and sells intelligent audio and video products and mobile phones in China, Greater Asia, Europe, and North America. The NIVS brand has received "Most Popular Brand" distinction in China's acoustic industry for three consecutive years, among numerous other awards. NIVS has developed leading Chinese speech interactive technology, which forms a foundation for the Company's intelligent audio and visual systems, including digital audio, LCD televisions, digital video broadcasting set-top boxes, peripherals, and more.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the timing and outcome of the Company’s appeal of the delisting determination to the Amex Listing Qualifications Panel, or the SEC investigation; the conduct, timing, duration and outcome of the investigation of the Special Committee of the Board of Directors into the allegations made by MaloneBailey; the Company’s ability to engage a new auditor and the timing of such engagement; the Company's business and operations; business strategy, plans, and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume any duty to update these forward-looking statements.

For more information, please contact:

NIVS IntelliMedia
Jason Wong
Vice President, Investor Relations
Mobile: +86 138 2991 6919 in China
Email: jason@nivsgroup.com

Source: NIVS IntelliMedia Technology Group, Inc.
www.nivsgroup.com/English